THIRD AMENDMENT AND WAIVER TO CREDIT AGREEMENT


This Third Amendment and Waiver to Credit Agreement(this "Amendment") effective as of the 31st day of March, 1998, among ZENITH ELECTRONICS CORPORATION, a Delaware corporation (the "Borrower"), the financial institutions listed on the signature pages hereof as Lenders (the "Lenders"), CITIBANK, N.A., as issuing bank (the "Issuing Bank") and CITICORP
NORTH AMERICA, INC., as agent (the "Agent"),

                         W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders, the Issuing Bank and the Agent are parties to that certain Credit Agreement dated as of March 31, 1997 (as amended, restated supplemented or otherwise modified from time to time, the "Credit Agreement"); and

WHEREAS, pursuant to Sections 7.8,7.9 and 7.13 of the Credit Agreement, the Borrower is required to meet certain financial tests as of the fiscal quarter ending March 31, 1998, and the Borrower has informed the Agent, the Issuing Bank and the Lenders that it will fail to satisfy the requirements of Sections 7.8, 7.9 and 7.13 for such fiscal quarter ending March 31, 1998(the "March Covenant Defaults"); and

WHEREAS, pursuant to Section 6.5(c) of the Credit Agreement, the Borrower is required to deliver to the Agent and the Lenders the annual budget for the Borrower's and the Borrower's Subsidiaries prior to December 31st of each year, and the Borrower failed to deliver such 1998 annual budget to the Agent and the Lenders by December 31, 1997 (the "Budget Default"); and

WHEREAS, pursuant to Section 7.17 of the Credit Agreement, the Borrower is required to meet all minimum funding requirements of ERISA and the Code, and the Borrower inadvertently failed to make certain required payments to the Zenith Hourly Profit Sharing Retirement Plan for certain employees in the State of Missouri in October 1996 (the "ERISA Default"); and

WHEREAS, the Borrower has requested that the Agent, the Issuing Bank, and the Lenders waive the March Covenant Defaults, the Budget Default and the ERISA Default; and


WHEREAS, the Borrower has requested that certain terms of the Credit Agreement be amended, and the Agent, the Issuing Bank and the Lenders have agreed to the requested amendments on the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


1 	Amendment to Article 1.  Article 1 of the Credit Agreement,
Definitions, is hereby amended by:

(a) 	deleting the definition of "Additional Unsecured Debt" set forth therein in the entirety and substituting the following in its place:

Additional Unsecured Debt' shall mean the unsecured Funded Debt consisting of revolving credit lines made available to be borrowed by the Borrower after the Agreement Date, which are provided to the Borrower by one or more lenders, in an aggregate principal amount not exceeding $160 million, and on terms and conditions substantially similar to those set forth on Schedule A attached hereto, and evidenced by documentation in form and substance, acceptable to the Agent in its sole discretion."

(b)	deleting paragraph (j) of the definition of "Permitted Liens" and replacing such paragraph (j) with the following:

(j) Liens in favor of LGE on the Capital Stock of the Borrower's domestic Subsidiaries and on the Intellectual Property (other than the Tuning Patents, Tuning Patent Royalties and License Agreements), real estate and Equipment located in the United States of the Borrower and its Material Subsidiaries securing the LGE Debt and any guaranty of LGE of the Additional Unsecured Debt; provided such Liens are at all times fully subordinated to the prior Liens of the Agent (for its benefit and the benefit of the Lenders) on such assets pursuant to a subordination agreement (the "Subordination Agreement") in form and substance satisfactory to the Agent in its sole discretion."

(c)	adding the following definition of "LGE Debt" thereto:

"'LGE Debt' shall mean the Funded Debt consisting of a credit line made available to be advanced to the Borrower by LGE in an aggregate principal amount not exceeding $45 million, and on terms and conditions, and evidenced by documentation in form and substance, acceptable to the Agent in its sole discretion."

2 Amendment to Section 2.6. Section 2.6(c) of the Credit Agreement, Other Mandatory Repayments, is hereby amended by deleting subparagraph (i) in the entirety and substituting the following in its place:

"(i)	In the event that after the Agreement Date, the Borrower shall issue any Capital Stock (other than in connection with the exercise of employee or LGE stock options), shall sell any of its assets (other than sales of Inventory in the ordinary course of its business or pursuant to the Receivables Securitization) or shall incur any Funded Debt (other than the Obligations, the LGE Debt and the Additional Unsecured Debt), one hundred percent (100%) of the Net Cash Proceeds received by the Borrower from such issuance, sale or incurrence shall be paid on the date of receipt of the proceeds thereof by the Borrower to the Lenders as a mandatory payment of the Revolving Loans and the Term Loan, on a pro-rata basis. The payment of the Term Loan due hereunder shall be applied to reduce the Term Loan quarterly principal installments set forth in Section 2.6(b) in the inverse order of maturity. The Revolving Loan Commitment shall be permanently reduced by the amount of the payment of the Revolving Loans due hereunder, whether or not such payment is made. Nothing in this Section shall authorize the Borrower to issue any Capital Stock, sell any assets or incur any Funded Debt except as expressly permitted by this Agreement."

3  Amendment to Section 6.6.  Section 6.6 of the Credit Agreement,
Notice of Litigation and Other Matters, is hereby amended by deleting paragraph (c) thereof in its entirety and substituting the following in its place:

"(c)	Within (i) one (1) Business Day of the demand by any lender of any
Additional Unsecured Debt or by LGE in connection with the LGE Debt for the repayment of all or any portion of the principal thereof, the Borrower shall notify the Agent and the Lenders of the occurrence thereof, and (ii) three (3) Business Days' of the occurrence of any default (whether or not the Borrower has received notice thereof from any other Person) on Indebtedness of the Borrower or any Subsidiary of the Borrower which singly, or in the aggregate exceed $1,000,000, the Borrower shall notify the Agent and the Lenders of the occurrence thereof;"

4 Amendment to Section 7.1. Section 7.1 of the Credit Agreement, Indebtedness, is hereby amended by deleting paragraph (g) thereof in the entirety and substituting the following in its place:

"(g)	(i) the LGE Debt and the Additional Unsecured Debt, and (ii) other unsecured Indebtedness incurred by the Borrower not to exceed $2,000,000 in the aggregate outstanding from time to time."

5 Amendment to Section 7.16. Section 7.16 of the Credit Agreement, Amendment and Waiver, is hereby deleted in its entirety and the following substituted in its place:

"Section 7.16	Amendment and Waiver tc \l2 ""Section 7.16
	Amendment and Waiver . The Borrower shall not, without the prior written consent of the Majority Lenders, enter into any amendment of, or agree to or accept any waiver which would adversely affect the rights of the Agent, the Lenders and the Issuing Banks under this Agreement or any other Loan Document, of (a) its certificate of incorporation and by-laws, (b) the Subordinated Debentures, (c) the Securitization Documents, or (d) any document evidencing Additional Unsecured Debt or LGE Debt."

6. Amendment to Section 8.1. Section 8.1 of the Credit Agreement, Events of Default, is hereby amended by deleting paragraphs (r) and (s) thereof in their entirety and replacing such paragraphs, respectively, with the following:

"(r)(i) Any lender of any Additional Unsecured Debt shall accelerate such Additional Unsecured Debt or otherwise demand the repayment of all or part of the outstanding principal balance thereof (whether from the Borrower, LGE or any other obligor thereon) and such Additional Unsecured Debt is not refinanced or otherwise replaced with Funded Debt having substantially similar terms, and evidenced by documentation in form and substance acceptable to the Agent, within three (3) Business Days, or (ii) LGE shall accelerate or otherwise demand repayment of all or part of the outstanding principal balance of the LGE Debt, or (iii) LGE shall demand reimbursement of all or part of any payment made by LGE pursuant to its guaranty of the Additional Unsecured Debt;

(s)	(i) The Borrower shall not have the ability to borrow Additional Unsecured
Debt in an aggregate principal amount of at least $160,000,000 by June 30, 1998, or (ii) the Borrower shall not have the ability to borrow the LGE
Debt in an aggregate principal amount of up to $45,000,000 by April 30, 1998, or (iii) the Borrower shall not have used a portion of the proceeds of the Additional Unsecured Debt(x) to redeem and satisfy in full the Series 2000 Debentures by December 31, 1997, and (y) to redeem or repurchase and satisfy in full the Series 2001 Debentures by January 31, 1998;"

7.  Amendment to Exhibits.  Exhibit C to the
Credit Agreement, Borrowing Base Certificate, is hereby replaced in the entirety with Exhibit C attached hereto.

8  Waiver.
The Agent, the Issuing Bank and the Lenders hereby:

(a) waive the March Covenant Defaults and their rights and remedies under the Credit Agreement arising as a result of the March Covenant Defaults; provided, however, as of the effective date of this Waiver and at all times thereafter, the obligation of the Lenders to make any Advance under the Revolving Loan Commitment (excluding Advances the proceeds of which are to reimburse the Swing Bank for Swing Loans or an Issuing Bank for amounts drawn under a Letter of Credit) and the obligation of any Issuing Bank to issue any Letter of Credit under the Letter of Credit Commitment shall each be subject to the delivery to the Agent of a Borrowing Base Certificate which demonstrates to the satisfaction of the Agent that, after giving effect to the making of such Advance or the issuance of such Letter of Credit, the Borrower will have Availability of not less than $10,000,000;

(b) waive the Budget Default and their rights and remedies under the Credit Agreement arising as a result of the Budget Default, provided, that the Borrower comply with the provisions of Section 6.5(c) of the Credit Agreement for the 1998 annual budget by March 31, 1998;

(c) waive the ERISA Default and their rights and remedies under the Credit Agreement arising as a result of the ERISA Default, provided, that the amount required to be paid by the Borrower as a result of the ERISA Default shall not exceed the aggregate amount of $60,000, and that such payment be made by the Borrower to the Zenith Hourly Profit Sharing Retirement Plan by March 31, 1998; and

(d) waive for all periods prior to June 30, 1998, any Event of Default which arises solely as a result of the representation and warranty of the Borrower pursuant to Section 4.1(t) of the Credit Agreement being incorrect or misleading when made or deemed to have been made by the Borrower thereunder;

provided, however, the above-referenced waivers shall not waive any other requirement or hinder, restrict or otherwise modify the rights and remedies of the Agent, the Issuing Bank and the Lenders following the occurrence of any other Default or Event of Default under the Credit Agreement.

9  Amendment to Securitization Documents.   The Agent, the Issuing
Bank and the Lenders hereby consent, pursuant to Section 7.16 of the Credit Agreement, to the execution and delivery by the Borrower of an amendment to the Securitization Documents which, among other things, limits the Series 1997-1 Invested Amount (as defined in the Securitization Documents) to $50,000,000, and is otherwise acceptable to the Agent.

10 Acceptance of Accountants' Opinion. The Agent, the Issuing Bank and the Lenders hereby agree that the opinion of the Borrower's accountants accompanying the Borrower's annual financial statements which shall be delivered pursuant to Section 6.2 of the Credit Agreement may be subject to the qualification set forth on Exhibit A attached hereto.

11.  No Other Amendment or Waiver.
Except for the amendments and waivers (including the Availability requirement set forth in Section 8(a) above) expressly set forth above, the text of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect. The Borrower acknowledges and expressly agrees that the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents.

12.  Representations and Warranties.  The
Borrower hereby represents and warrants in favor of the Agent, the Issuing Bank, and each Lender, as follows:

(a)	the Borrower has the corporate power and authority (i) to enter into this Amendment, and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it;

(b)	this Amendment has been duly authorized, validly executed and delivered by one or more authorized signatories of the Borrower, and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms;

(c)	the execution and delivery of this Amendment and performance by the
Borrower under the Credit Agreement, as amended hereby, do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower which has not already been obtained, nor contravene or conflict with the charter documents of the Borrower, or the provisions of any statute, judgment, order, indenture, instrument, agreement or undertaking, to which the Borrower is a party or by which any of its properties are or may become bound; and

(d)	as of the date hereof, and after giving effect to this Amendment (i) no
Default or Event of Default exists under the Credit Agreement or is caused by this Amendment, and (ii) each representation and warranty set forth in Article 4 of the Credit Agreement is true and correct, except (x) to the extent previously fulfilled in accordance with the terms of the Credit Agreement, as amended hereby, (y) to the extent specifically relating to the Agreement Date, and (z) for the representation and warranty set forth in Section 4.1(t) of the Credit Agreement.

13. Amendment Fees. In consideration for the prompt review, approval and execution of this Amendment by the Lenders, and other good and valuable consideration, the Borrower hereby agrees to pay: (a) to each Lender approving this Amendment and whose executed signature page to this Amendment is received by the Agent by 5:00 p.m.(eastern standard time) on Friday, March 27, 1998, an amendment fee in the amount of one-fifth of one percent (0.20%) of such Lender's pro-rata share of the Commitments, and (b) to each Lender approving this Amendment and whose executed signature page to this Amendment is received by the Agent by 5:00 p.m.(eastern standard time) on Tuesday, March 31, 1998, an amendment fee in the amount of one-tenth of one percent (0.10%) of such Lender's pro-rata share of the Commitments. Such amendment fees shall be fully earned and due and payable upon the effectiveness of this Amendment and shall be non-refundable when paid.

14.  Loan Document.  This Amendment shall be
deemed to be a Loan Document for all purposes.

15. Expenses. The Borrower agrees to pay all reasonable expenses of the Agent incurred in connection with this Amendment, including, without limitation, all fees and expenses of counsel to the Agent.

16.  Counterparts.  This Amendment may be
executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same
agreement.	Delivery of an executed counterpart of this Amendment by
facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

17.  Governing Law.  This Amendment shall be
deemed to be made pursuant to the laws of the State of New York with respect to agreements made and to be performed wholly in the State of New York, and shall be construed, interpreted, performed and enforced in accordance therewith.

18.  Definitions.  All capitalized terms not
otherwise defined herein shall have the meanings set forth in the Credit Agreement.

19. Effectiveness. This Amendment shall be effective as of the date first set forth above upon the Agent's receipt of (a) a counterpart hereof duly executed by the Borrower and the Majority Lenders, and (b) such other documents executed by the Borrower as the Agent may reasonably require.


IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused it to be executed by their duly authorized officers, effective as of the day and year first written above.

BORROWER:				ZENITH ELECTRONICS CORPORATION


By:
Name:
Its:


AGENT:				CITICORP NORTH AMERICA, INC.


By:
Name:
Its:


ISSUING BANK:			CITIBANK, N.A.


By:
Name:
Its:


LENDERS:				CITICORP USA, INC.


By:
Name:
Its:


CONGRESS FINANCIAL CORPORATION


By:
Name:
Its:


BANK BOSTON, N.A., f/k/a The First National Bank of Boston


By:
Name:
Its:


HELLER FINANCIAL, INC.


By:
Name:
Its:


BNY FINANCIAL CORPORATION


By:
Name:
Its:


SANWA BUSINESS CREDIT CORPORATION


By:
Name:
Its:


TRANSAMERICA BUSINESS CREDIT CORPORATION


By:
Name:
Its:


WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Its: